Taubman Centers, Inc.	T. 248.258.6800
200 E. Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACTS:

Barbara Baker
Vice President, Investor Relations
Taubman
248-258-7367
bbaker@taubman.com

Karen MacDonald
Director, Communications
Taubman
248-258-7469
kmacdonald@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN WRITING DOWN THE PIER AND REGENCY SQUARE TO FAIR VALUE
•	The Two Assets Represent Less than 2 Percent of NOI
•	Discussions Beginning with The Pier Lender

BLOOMFIELD HILLS, Mich., September 22, 2009 —Taubman Centers, Inc. (NYSE:  TCO) today announced the write down of the book values of The Pier Shops at Caesars (Atlantic City, N.J.) and Regency Square (Richmond, Va.) to fair value in the third quarter of 2009.  This is expected to result in a reduction of earnings of $161 to $169 million, representing earnings and Funds from Operations of $1.95 to $2.05 per share.

“It’s disappointing to announce these impairment charges,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers.  “We’ve invested a significant amount of time and capital in these two properties.  Unfortunately, the current economic environment has worked against our best efforts.  It’s important to note that these properties generate less than two percent of our net operating income and are estimated to be dilutive to 2009 Funds from Operations by $0.06 per share (before the impairment charges).  The rest of our portfolio is performing well, our balance sheet is strong, our overall business is sound and our company is well positioned to move forward.”

Under Generally Accepted Accounting Principles (GAAP), an impairment charge must be recognized whenever the book value of a long-lived asset is not considered to be recoverable and exceeds its fair value.  The company’s assessment is based on a center’s expected future cash flows after all capital expenditures.

The Pier Shops at Caesars

Net Operating Income (NOI) generated from The Pier Shops at Caesars, although positive, is insufficient to cover debt service on the asset’s $135 million non-recourse mortgage.  Given long term prospects for the property, Taubman Centers’ Board of Directors concluded that it is in the best interest of the company to discontinue its financial support of the center. The company intends to immediately begin discussions with the lender and, subject to the lender’s future decisions, will continue management and leasing of the center.

As a result, the book value of The Pier will be written down by $106 to $111 million (the company’s share of which is $100 to $105 million) to approximately $52 million.  The company’s entire cash investment to date is approximately $35 million.

The 282,000 square foot shopping center, which opened in 2006, sits at the midpoint of the Atlantic City Boardwalk on a pier over the Atlantic Ocean. Taubman acquired a minority interest in the development of The Pier in January 2005.  In early 2007, management and leasing of the property was assumed and the company’s interest was increased to 77.5 percent.  “In the past year, traffic has not met expectations due to a weakened economy and the challenges of the significant new gaming competition in Pennsylvania.  This is underscored by the recently released August gaming results,” added Mr. Taubman.

Regency Square

The company has concluded that the investment in Regency Square is also impaired based on current estimates of future cash flows for the property, which will be negatively impacted by necessary capital expenditures and declining NOI. As a result, the book value of the asset will be written down by $55 to $58 million to approximately $30 million.  At the current level of NOI, Regency Square intends to continue to service its $74.5 million non-recourse mortgage loan.

Regency Square is an 820,000 square foot shopping center, built in 1975, and anchored by Macy’s (two locations), JCPenney and Sears.  Taubman acquired the property in 1997.  Taubman also owns Stony Point Fashion Park shopping center in Richmond.

In conjunction with this announcement the company filed a Current Report on Form 8-K with the Securities and Exchange Commission, a copy of which is available on the company’s website.

Taubman Centers is a real estate investment trust engaged in the development and management of regional and super regional shopping centers.  Taubman's 24 U.S. owned and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong.  For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers”, “company” or “Taubman” mean Taubman Centers, Inc. or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Amounts disclosed herein to impairment charges, investment valuations, and earnings measures are preliminary estimates.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in current and expected performance of the shopping centers and/or other underlying valuation assumptions employed, general economic and real estate market conditions, and changes in the interest rate environment. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

   #   #   #